Product Supplement No. EQUITY INDICES BEAR ARN-1 (To Prospectus dated December 16, 2019 and Prospectus Supplement dated December 16, 2019) December 16, 2019	Filed Pursuant to Rule 424(b)(5) Registration No. 333-233663

Bear Accelerated Return Notes® “ARNs®” Linked to One or More Equity Indices

•               Bear ARNs, referred to throughout this product supplement as ARNs, are unsecured senior notes issued by Canadian Imperial Bank of Commerce.  Any payments due on ARNs, including any repayment of principal, will be subject to the credit risk of Canadian Imperial Bank of Commerce.

•               ARNs do not guarantee the return of principal at maturity, and we will not pay interest on ARNs.  Instead, the return on ARNs will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices. The return on ARNs will only be positive if the value of the Market Measure decreases, as described in more detail below.

•               ARNs provide an opportunity to earn a positive return based on a multiple (which will be 3 times, unless otherwise set forth in the applicable term sheet) of the negative performance of the Market Measure, up to a specified cap (the “Capped Value”), while exposing you to a loss of all or a portion of your principal amount if the Market Measure increases in value.

•               If the value of the Market Measure decreases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that decrease, up to the Capped Value.  If the value of the Market Measure does not change from its Starting Value to its Ending Value, you will receive a Redemption Amount that equals the principal amount.

•               If the value of the Market Measure increases from its Starting Value to its Ending Value, you will lose a percentage of your principal amount equal to the percentage amount of that increase.  In such a case, you may lose all or a significant portion of the principal amount of your ARNs.

•               This product supplement describes the general terms of ARNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•               For each offering of ARNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, the Participation Rate (as defined below) and certain related risk factors.  The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•               ARNs will be issued in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•               Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

•               BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer ARNs and will act in a principal capacity in such role.

ARNs are unsecured and are not savings accounts or insured deposits of a bank. ARNs are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, Canada, or any other jurisdiction.  Potential purchasers of ARNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement, page S-1 of the accompanying prospectus supplement, and page 1 of the accompanying prospectus.  You may lose all or a significant portion of your investment in ARNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus.  Any representation to the contrary is a criminal offense.

BofA Securities

TABLE OF CONTENTS]

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ARNs® and “Accelerated Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet.  Neither we nor BofAS have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about ARNs, you should not rely on it.

Key Terms:

General:

ARNs are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce, and are not guaranteed or insured by the Canada Deposit Insurance Corporation, the FDIC or any other governmental agency of the United States, Canada or any other jurisdiction, and are not, either directly or indirectly, an obligation of any third party.  They rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on ARNs, including any repayment of principal, will be subject to our credit risk.

The return on ARNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. You may lose all or a significant portion of your investment if the value of the Market Measure increases from the Starting Value to the Ending Value.  The return on ARNs will only be positive if the value of the Market Measure decreases, as described in more detail below.

Each issue of ARNs will mature on the date set forth in the applicable term sheet.  We cannot redeem ARNs at any earlier date.  We will not make any payments on ARNs until maturity, and you will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•                  U.S. broad-based equity indices;

•                  U.S. sector or style-based equity indices;

•                  non-U.S. or global equity indices; or

•                  any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing.  We refer to each equity index included in any Basket as a “Basket Component.”  If the Market Measure to which your ARNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing level of the Market Measure on the date when ARNs are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100.  See “Description of ARNs—Basket Market Measures.”

The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of ARNs—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined below) occurs and is continuing on a scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of ARNs—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:

The rate at which investors positively participate in any decrease in the value of the Market Measure, as calculated below.  The Participation Rate will be 300% for ARNs, unless otherwise set forth in the applicable term sheet.

Capped Value:

The maximum Redemption Amount.  Your investment return in ARNs is limited to the return represented by the Capped Value specified in the applicable term sheet.  We will determine the applicable Capped Value on the pricing date of each issue of ARNs.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure decreases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value. If the value of the Market Measure does not change from the Starting Value to the Ending Value, you will receive a Redemption Amount that equals the principal amount. If the value of the Market Measure increases from the Starting Value to the Ending Value, you will lose a percentage of your principal amount equal to the percentage amount of that increase, and will receive a Redemption Amount that is less than the principal amount.

Any payments due on ARNs, including any repayment of principal, are subject to our credit risk as issuer of ARNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

You will receive per unit:

In no event will the Redemption Amount be less than zero.

Principal at Risk:

You may lose all or a significant portion of the principal amount of ARNs.  Further, if you sell your ARNs prior to maturity, you may find that the market value per ARN is less than the price that you paid for ARNs.

Calculation Agent:

The calculation agent will make all determinations associated with ARNs. Unless otherwise set forth in the applicable term sheet, we will appoint BofAS or one of its affiliates to act as the calculation agent for ARNs.  See the section entitled “Description of ARNs—Role of the Calculation Agent.”

Agents:

BofAS and one or more of its affiliates will act as our agents in connection with each offering of ARNs and will receive an underwriting discount based on the number of units of ARNs sold.  None of the agents is your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase ARNs.

Listing:	Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

ERISA Considerations:	See “Certain U.S. Benefit Plan Investor Considerations” beginning on page 34 of the accompanying prospectus.

This product supplement relates only to ARNs and does not relate to any equity index that comprises the Market Measure described in any term sheet.  You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs.  In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in ARNs, to determine whether an investment in ARNs is appropriate for you.  Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with information in the prospectus or prospectus supplement, this product supplement will supersede those documents.  However, if information in any term sheet is inconsistent with information in this product supplement, that term sheet will supersede this product supplement. You should carefully review the applicable term sheet to understand the specific terms of your ARNs.

Neither we nor any agent is making an offer to sell ARNs in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any ARNs.

RISK FACTORS

Your investment in ARNs is subject to investment risks, many of which differ from those of a conventional debt security.  Your decision to purchase ARNs should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances.  ARNs are not an appropriate investment for you if you are not knowledgeable about the material terms of ARNs or investments in equity or equity-based securities in general.

General Risks Relating to ARNs

Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on ARNs at maturity.  The return on ARNs will be based on the performance of the Market Measure and therefore, you may lose all or a significant portion of your investment if the value of the Market Measure increases from the Starting Value to the Ending Value.

Your return on ARNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  There will be no periodic interest payments on ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any return that you receive on ARNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return will be limited to the return represented by the Capped Value, and may be less than a comparable investment that takes a short position in the Market Measure.  The appreciation potential of ARNs is limited to the Capped Value.  You will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of any decrease in the value of the Market Measure.  In contrast, a short position in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any decrease in the value of the Market Measure (or those underlying securities).

Additionally, the Market Measure may consist of one or more equity indices that include components traded in a non-U.S. currency and are calculated in such non-U.S. currency.  If the value of that currency weakens against the U.S. dollar during the term of your ARNs, you may not obtain the benefit of that decrease, which you would have received if you had, for example, taken a short position in the securities included in the index or indices.

Payments on ARNs are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of ARNs.  ARNs are our senior unsecured debt securities and are not, either directly or indirectly, an obligation of any third party. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure decreases from the Starting Value to the Ending Value.  No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of ARNs.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of ARNs.  However, because your return on ARNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to ARNs.

Our initial estimated value of ARNs will be lower than the public offering price of ARNs. The public offering price of ARNs will exceed our initial estimated value because costs associated with selling and structuring ARNs, as well as hedging ARNs, are included in the public offering price of ARNs.

Our initial estimated value does not represent future values of ARNs and may differ from others’ estimates. Our initial estimated value is only an estimate, which will be determined by reference to our internal pricing models when the terms of ARNs are set. This estimated value will be based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for ARNs that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of ARNs could change significantly based on, among other things, changes in market conditions, including the value of the Market Measure, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which BofAS or any other party would be willing to buy ARNs from you in any secondary market transactions. Our estimated value does not represent a minimum price at which BofAS or any other party would be willing to buy your ARNs in any secondary market (if any exists) at any time.

Our initial estimated value of ARNs will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of our initial estimated value of ARNs generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of ARNs as well as the higher issuance, operational and ongoing liability management costs of ARNs in comparison to those costs for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of ARNs to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of ARNs, the initial estimated value of ARNs on the pricing date and any secondary market prices of ARNs.

We cannot assure you that there will be a trading market for your ARNs.  If a secondary market exists, we cannot predict how ARNs will trade, or whether that market will be liquid or illiquid.  The development of a trading market for ARNs will depend on various factors, including our financial performance and changes in the value of the Market Measure.  The number of potential buyers of your ARNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your ARNs at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for ARNs, but none of them is required to do so and may cease to do so at any time.  Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any ARNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may adversely affect the prices, if any, at which those ARNs might otherwise trade in the market.  In addition, if at any time any entity were to cease acting as a market-maker for any issue of ARNs, it is likely that there would be significantly less liquidity in that secondary market.  In such a case, the price at which those ARNs could be sold would likely be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list ARNs on any securities exchange or quotation system.  Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for their entire term.  The listing of ARNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period.  Changes in the value of the Market Measure during the term of ARNs other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount.  To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value.  No other values of the Market Measure will be taken into account.  As a result, even if the value of the Market Measure has decreased at certain times during the term of ARNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is greater than the Starting Value. In addition, since the Ending Value will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period, the Ending Value may be greater than the closing level of the Market Measure on any particular calculation day.

If your ARNs are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components.  The Market Measure of your ARNs may be a Basket.  In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components.  The levels of one or more Basket Components may decrease, while the levels of one or more of the other Basket Components may increase or not decrease as much.  Therefore, in calculating the value of the Market Measure at any time, decreases in the level of one Basket Component may be moderated or wholly offset by increases or lesser decreases in the levels of one or more of the other Basket Components.  If the weightings of the applicable Basket Components are not equal, increases in the levels of the Basket Components which are more heavily weighted could have a greater adverse impact upon the value of the Market Measure and, consequently, the return on your ARNs.

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests.  Unless otherwise specified in the applicable term sheet, we, the agents and our respective affiliates have no affiliation with any publisher of an index to which your ARNs are linked (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete, or substitute the securities included in that index or make other methodological changes that could change its level.  A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index.  Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index.  Any of these actions could adversely affect the value of your ARNs.  The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

Exchange rate movements may adversely impact the value of ARNs.  If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable index, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates.  If the value of the U.S. dollar weakens against the currencies of that index, the level of the applicable index may increase and the Redemption Amount may be reduced.  Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil, or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the countries relevant to the applicable index and the United States.  All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.  ARNs are not designed to be short-term trading instruments. You have no right to have your ARNs redeemed prior to maturity.  If you wish to liquidate your investment in ARNs prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for your ARNs or no market at all.  Even if you were able to sell your ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe a specific factor’s expected impact on the market value of ARNs, assuming all other conditions remain constant.

•      Value of the Market Measure.  We anticipate that the market value of ARNs prior to maturity generally will depend to a significant extent on the value of the Market Measure.  In general, it is expected that the market value of ARNs will decrease as the value of the Market Measure increases, and increase as the value of the Market Measure decreases.  However, as the value of the Market Measure increases or decreases, the market value of ARNs may not decrease or increase at the same rate.  If you sell your ARNs when the value of the Market Measure is greater than, or not sufficiently less than, the applicable Starting Value, then you may receive less than the principal amount of your ARNs.

In addition, because the Redemption Amount for ARNs will not exceed the applicable Capped Value, we do not expect that ARNs will trade in any secondary market at a price that is greater than the Capped Value.

•      Volatility of the Market Measure.  Volatility is the term used to describe the size and frequency of market fluctuations.  Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of ARNs.  Even if the value of the Market Measure decreases after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•      Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of ARNs.  If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your ARNs may also be adversely affected by similar events in the markets of the relevant foreign countries.

•      Interest Rates.  We expect that changes in interest rates will affect the market value of ARNs.  In general, if U.S. interest rates increase, we expect that the market value of ARNs will decrease.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of ARNs.

In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn increase the value of the non-U.S. Market Measure, and, thus, the market value of ARNs may be adversely affected.

•      Dividend Yields.  In general, if the cumulative dividend yields on the securities included in the Market Measure decrease, we anticipate that the market value of ARNs will decrease.

•      Exchange Rate Movements and Volatility.  If the Market Measure of your ARNs includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your ARNs, and the Redemption Amount may depend in part on the relevant exchange rates.  In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your ARNs.

•      Our Financial Condition and Creditworthiness.  Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of ARNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of ARNs.  However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of ARNs.

•      Time to Maturity.  There may be a disparity between the market value of ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of ARNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on ARNs and their market value.  We, the agents, and our respective affiliates may buy or sell the securities included in the Market Measure, futures or options contracts or exchange-traded instruments on the Market Measure or its component securities, or other instruments whose value is derived from the Market Measure or its component securities. We, the agents, or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under ARNs.  These transactions could increase the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in ARNs.  On or before the applicable pricing date, any purchases or sales by us, the agents and our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with ARNs) may decrease the value of a Market Measure or its component securities.  Consequently, the values of that Market Measure or the securities included in that Market Measure may increase subsequent to the pricing date of an issue of ARNs, adversely affecting the market value of ARNs.

We, the agents, or one or more of our respective affiliates expect to also engage in hedging activities that could decrease the value of the Market Measure on the applicable pricing date.  In addition, these activities, including the unwinding of a hedge may decrease the market value of your ARNs prior to maturity, including during the Maturity Valuation Period, and may reduce the Redemption Amount.  We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in ARNs, and may hold or resell ARNs.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not increase the value of the Market Measure, and consequently, adversely affect the market value of your ARNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you.  We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf.  We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure.  In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Certain of the agents or their affiliates may also have a lending or other financial relationship with us.  In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially ARNs.  Any such short positions could adversely affect future trading prices of ARNs. These trading and other business activities may present a conflict of interest between your interest in ARNs and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities may increase the value of the Market Measure or influence secondary trading in your ARNs, and could be adverse to your interests as a beneficial owner of ARNs.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under ARNs.  We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of ARNs.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to ARNs and the applicable Market Measure.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.  We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of ARNs increases or decreases or whether the Redemption Amount on ARNs is more or less than the principal amount of ARNs.  Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of ARNs, which creates an additional incentive to sell ARNs to you.

There may be potential conflicts of interest involving the calculation agent.  We have the right to appoint and remove the calculation agent.  We expect to appoint BofAS or one of its affiliates as the calculation agent for ARNs and, as such, it will determine the Starting Value, the Ending Value, and the Redemption Amount. As the calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your ARNs. The exercise of this discretion by the calculation agent could adversely affect the value of your ARNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on ARNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

The U.S. federal income tax consequences of an investment in ARNs are uncertain, and may be adverse to a holder of ARNs. No statutory, judicial, or administrative authority directly addresses the characterization of ARNs or securities similar to ARNs for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in ARNs are not certain.  Under the terms of ARNs, you will have agreed with us to treat ARNs as pre-paid cash settled derivative contracts, as described under “U.S. Federal Income Tax Summary.”  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for ARNs, the timing and character of gain or loss with respect to ARNs may differ.  No ruling will be requested from the IRS with respect to ARNs and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in ARNs.

Risks Relating to the Market Measures

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure.  In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities.  For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

As a holder of ARNs, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to receive dividends or other distributions by the issuers of these securities.  ARNs are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer.  Investing in ARNs will not make you a holder of any of the securities represented by the Market Measure.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities.  Your ARNs will be paid in cash and you have no right to receive any of these securities.

If the Market Measure to which your ARNs are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on your ARNs, include:

•               Market Liquidity and Volatility.  The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•               Political, Economic, and Other Factors.  The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets.  The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial, and legal systems.  Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets and/or nationalization of their businesses.  The economic and financial data about some of these countries may be unreliable.

•               Publicly Available Information.  There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC.  In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any of those companies.  We, the agents, or our respective affiliates currently, or in the future may, engage in business with companies included in a Market Measure, and we, the agents, or our respective affiliates may from time to time own securities of companies included in a Market Measure.  However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our respective affiliates are represented by that Market Measure.  In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates is responsible for the calculation of any index represented by a Market Measure. Unless otherwise specified therein, any information in the term sheet regarding the Market Measure is derived from publicly available information. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of ARNs or will have any obligation of any sort with respect to ARNs.  As a result, none of those companies will have any obligation to take your interests as holders of ARNs into consideration for any reason, including taking any corporate actions that might increase the value of the securities represented by the Market Measure and consequently, reduce the value of ARNs.

Our business activities and those of the agents relating to the companies represented by a Market Measure or ARNs may create conflicts of interest with you.  We, the agents, and our respective affiliates, at the time of any offering of ARNs or in the future, may engage in business with the companies represented by a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties.  We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies.  The agents may also publish research reports relating to our or our affiliates’ securities, including ARNs.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs.  Any of these activities may increase the value of the Market Measure and, consequently, reduce the market value of your ARNs.  None of us, the agents, or any of our respective affiliates makes any representation to any purchasers of ARNs regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure.  Any prospective purchaser of ARNs should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in ARNs.  The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing ARNs.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of ARNs for the purposes described in the prospectus supplement under “Use of Proceeds.”  In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under ARNs.

DESCRIPTION OF ARNS

General

Each issue of ARNs will be part of a series of medium-term notes entitled “Senior Global Medium-Term Notes” that will be issued under the indenture, as amended and supplemented from time to time.  The indenture is described more fully in the prospectus and prospectus supplement.  The following description of ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes We May Offer” in the prospectus supplement and “Description of Senior Debt Securities” in the prospectus.  These documents should be read in connection with the applicable term sheet.

The maturity date of ARNs and the aggregate principal amount of each issue of ARNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay. “Business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City.

We will not pay interest on ARNs. ARNs do not guarantee the return of principal at maturity. ARNs will be payable only in U.S. dollars.

Prior to the maturity date, ARNs are not redeemable at our option or repayable at the option of any holder.  ARNs are not subject to any sinking fund. ARNs are not subject to the defeasance provisions described in the section “Description of Senior Debt Securities—Defeasance” beginning on page 8 of the accompanying prospectus.

We will issue ARNs in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10.  The CUSIP number for each issue of ARNs will be set forth in the applicable term sheet.  You may transfer ARNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of ARNs, you will receive a Redemption Amount, denominated in U.S. dollars.  Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•                  If the Ending Value is less than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

•                  If the Ending Value is greater than or equal to the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

Your positive participation in any depreciation of the Market Measure underlying your ARNs will also be impacted by the Participation Rate.  The “Participation Rate” will be 300% for ARNs, unless otherwise set forth in the applicable term sheet.

Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure.  However, historical values of the Market Measure are not indicative of its future performance or the performance of your ARNs.

An investment in ARNs does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions made, in the securities of any of the companies included in a Market Measure.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of the Market Measure on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100.  See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure determined on each calculation day during the Maturity Valuation Period.

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable index(es) (or any successor) is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period.  For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the next calculation day will also be deemed to be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period.  If no further scheduled calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing level of the Market Measure for that non-calculation day and for each following non-calculation day, if any, will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

For an index, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)

the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then compose the index or any successor index; or

(B)

the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)

a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)

a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)

if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made.  In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index.  Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of ARNs is linked.  The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”).  If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable.  If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us and to the holders of ARNs.

If an Index Publisher discontinues publication of the index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•                  the determination of the Ending Value; or

•                  a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance as if that day were a calculation day.  The calculation agent will make available to holders of ARNs information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your ARNs are linked may adversely affect trading in ARNs.

Basket Market Measures

If the Market Measure to which your ARNs are linked is a Basket, the Basket Components and if necessary, the definition of Market Measure Business Day will be set forth in the applicable term sheet.  We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date.  The Basket Components may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100.  We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component.  The Component Ratio for each Basket Component will equal:

•                              the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•                              the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date.  The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)

The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by

reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component.  In the event that a Market Disruption Event or non-Market Measure Business Day occurs for that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable.  The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Ending Value of the Basket

The calculation agent will calculate the value of the Basket for a calculation day by summing the products of the Basket Component Closing Level on that calculation day and the Component Ratio for each Basket Component.  The value of the Basket will vary based on the increase or decrease in the level of each Basket Component.  Any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.  Conversely, any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket.

The “Ending Value” of the Basket will equal the average value of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for such non-calculation day, and as a result, the Ending Value, as follows:

•                              The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the fifth paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding ARNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days, and determinations related to any adjustments to, or the discontinuance of, any index.  Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS or one of its affiliates as the calculation agent for each issue of ARNs. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Payment of Additional Amounts

We will pay any amounts to be paid by us on ARNs without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld, or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of ARNs, we will pay such additional amounts (“Additional Amounts”) as may be necessary, so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of an ARN or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)                                     is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)), or is entitled to the payment in respect of a debt or other obligation to pay an amount to such a person, at the time of making such payment;

(ii)                                  is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing ARNs, the holding of ARNs or the receipt of payments thereunder;

(iii)                               is or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Canadian Imperial Bank of Commerce (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length for purposes of the Income Tax Act (Canada), owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)                              presents such ARNs for payment (where presentation is required) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any ARN means:

(a)                                 the due date for payment thereof (whether at maturity or upon an earlier acceleration), or

(b)                                 if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of ARNs in accordance with the indenture; or

(v)                                 who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements  or administrative practice of the relevant taxing authority necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For purposes of clause (iv) above, if ARNs are presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as would have been payable if ARNs had been presented for payment on such 30th day, and no further Additional Amounts shall accrue or become payable after such date.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of ARNs.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of ARNs (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to ARNs and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and, where applicable, any supplement thereto in the applicable term sheet.

Same-Day Settlement and Payment

ARNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of ARNs in immediately available funds.  We will pay the Redemption Amount in immediately available funds so long as ARNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the indenture.  If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of ARNs upon any acceleration permitted under the indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of ARNs and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law.  In case of a default in payment of ARNs, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the accompanying prospectus under the headings “Description of Senior Debt Securities—Modification and Waiver of the Senior Debt Securities” beginning on page 5 and “—Events of Default” beginning on page 9.

Listing

Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of ARNs.  The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet.  Each agent will be a party to the distribution agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-31 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of ARNs sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable agent in order to purchase ARNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any ARNs.  You should make your own investment decision regarding ARNs after consulting with your legal, tax, and other advisors.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any ARNs after their initial sale solely for the purpose of providing investors with the description of the terms of ARNs that were made available to investors in connection with the initial distribution of ARNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Canadian Imperial Bank of Commerce or for any purpose other than that described in the immediately preceding sentence.

CANADIAN FEDERAL INCOME TAX SUMMARY

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning debt securities under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus (as defined therein). Canadian federal income tax considerations applicable to ARNs may be described particularly when such ARNs are offered in the applicable term sheet related thereto and, in that event, the disclosure in the accompanying prospectus will be superseded in such term sheet to the extent indicated therein.

U.S. FEDERAL INCOME TAX SUMMARY

The following discussion supplements the discussion in the section called “Material Income Tax Consequences—United States Taxation” in the accompanying prospectus, and is subject to the limitations and exceptions set forth therein.  Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying prospectus.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of ARNs. This summary applies only to holders that acquire their ARNs in this offering for a price equal to the original offering price, which we understand will be at par, and hold such ARNs as capital assets, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary does not apply to any holder that is subject to special rules, such as:

•                  a dealer in securities,

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•                  a bank,

•                  a life insurance company,

•                  a tax-exempt organization,

•                  a person that owns ARNs as part of a straddle or a hedging or conversion transaction for tax purposes,

•                  a person that purchases or sells ARNs as part of a wash sale for tax purposes,

•                  a regulated investment company or real estate investment trust,

•                  a U.S. holder (as defined in the accompanying prospectus) whose functional currency for tax purposes is not the U.S. dollar,

•                  a U.S. holder subject to the alternative minimum tax, or

•                  U.S. expatriates.

This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to ARNs.

Any particular offering of ARNs may also have features or terms that cause the U.S. federal income tax treatment of such ARNs to differ materially from the discussion below.  If such features are applicable to any particular offering of ARNs, the applicable term sheet will so state and discuss the U.S. federal income treatment of that offering.  Accordingly, you should carefully review the section of the applicable term sheet entitled “Certain U.S. Federal Income Tax Considerations”.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in ARNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

If a partnership holds ARNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in ARNs if you are a partner in a partnership holding ARNs.

General

We will not attempt to ascertain whether any non-U.S. components of the Market Measure would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If components of the Market Measure were so treated, certain adverse U.S. federal income tax consequences could possibly apply.

The U.S. federal income tax consequences of your investment in ARNs are uncertain. No statutory, judicial or administrative authority directly discusses how ARNs should be treated for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would be generally reasonable to treat ARNs as pre-paid cash-settled derivative contracts. The terms of ARNs will provide that you agree to treat ARNs in this manner for all U.S. federal income tax purposes.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in ARNs.

U.S. Holders

If you are a U.S. holder, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time and your tax basis in ARNs.  In general, your tax basis in your ARNs will be equal to the price you paid for them.   Such gain or loss should generally be long-term capital gain or loss if you have held your ARNs for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for ARNs of a U.S. holder who acquires ARNs upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of ARNs. If ARNs are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the IRS could assert that a U.S. holder’s holding period in respect of ARNs should end on the date on which the amount the holder is entitled to receive upon the maturity of ARNs is determined, even though the holder will not receive any amounts from us in respect of ARNs prior to the maturity of ARNs. In such a case, a U.S. holder may be treated as having a holding period in respect of ARNs that is one year or less even if the holder receives cash upon maturity of ARNs at a time that is more than one year after the beginning of its holding period.

Alternative Treatments

As noted above, there is no judicial or administrative authority discussing how ARNs should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the IRS might assert that treatment other than that described above is more appropriate.

In 2008, the IRS released a notice that may affect the taxation of holders of ARNs. According to the notice, the IRS and the U.S. Treasury have been considering whether the holder of an instrument such as ARNs should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. The notice also states that the IRS and the U.S. Treasury are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital. While it is not clear whether ARNs would be viewed as similar to instruments discussed in such notice, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in ARNs, possibly with retroactive effect.

If the Market Measure is an index that periodically rebalances, it is possible that ARNs could be treated as a series of derivative contracts, each of which matures on the next rebalancing date. If ARNs were properly characterized in such a manner, a holder would be treated as disposing of ARNs on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in ARNs (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of ARNs on such date.

Similarly, the IRS might assert, and a possible alternative treatment with respect to ARNs would be, to treat ARNs as a single debt instrument. If ARNs have a term that exceeds one year, such a debt instrument may be subject to the special tax rules governing contingent payment debt instruments.

If ARNs are subject to such special rules applicable to contingent payment debt instruments, the amount of interest U.S. holders are required to take into account for each accrual period will be determined by constructing a projected payment schedule for ARNs and applying rules similar to those for accruing “original issue discount” or OID on a hypothetical noncontingent debt instrument with that projected payment schedule.  In addition to accruing interest income in accordance with the comparable yield, a U.S. holder will be required to make adjustments if the actual amounts that holder receives in any taxable year differs from the projected payment schedule.  These rules could possibly have the effect of requiring U.S. holders to include amounts in income in respect of ARNs prior to receipt of cash attributable to that income.

U.S. holders will recognize gain or loss on the sale, redemption or maturity of ARNs treated as contingent payment debt instruments in an amount equal to the difference, if any, between the amount of cash received at that time and their adjusted basis in ARNs.  In general, a U.S. holder’s adjusted basis in such ARNs will equal the amount the holder paid for ARNs, increased by the amount of interest that was previously accrued with respect to ARNs.  Any such gain will generally be ordinary income and any such loss will generally be ordinary loss to the extent the interest included as income in the current or previous taxable years, and thereafter will be capital loss.

Similarly, if ARNs have a term of one year or less, it is possible that ARNs could be treated as short-term contingent debt instruments.  There is no statutory, judicial, or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes, and accordingly you should consult your tax advisor about this potential alternative treatment of ARNs.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders

For information regarding backup withholding and information reporting considerations with respect to ARNs, please see the discussion under “Material Income Tax Consequences—United States Taxation—U.S. Backup Withholding and Information Reporting” in the accompanying prospectus.

Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of ARNs that is not a partnership or other entity treated as a partnership and is not a U.S. holder.  If you are a non-U.S. holder, except as provided below, you generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of ARNs, provided that the payment is not effectively connected with your conduct of a U.S. trade or business.

Notwithstanding the foregoing, gain from the sale or exchange of ARNs or their settlement at maturity may be subject to U.S. federal income tax if you are a nonresident alien individual and are present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.

If you are engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, sale or exchange of ARNs, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.),you generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if you were a U.S. holder as described under the heading “—U.S. Holders,” above. In addition, non-U.S. holders that are foreign corporations, may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of their withdrawn earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

Notwithstanding the above, if we determine that there is a material risk that we will be required to withhold on any payments on ARNs, we may withhold on any such payment to a non-U.S. holder at a 30% rate, unless such non-U.S. holder has provided to us (i) a valid IRS Form W-8ECI or (ii) a valid IRS Form W-8BEN or IRS Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. We may nevertheless withhold up to 30% on any payments if there is any possible characterization of the payments that would not be exempt from withholding under a treaty even if a non-U.S. holder has provided us with a valid IRS Form W-8BEN or IRS Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.

This information is indicative and will be supplemented and superseded in the final term sheet or as may otherwise be updated by us in writing from time to time.

As discussed above, alternative characterizations of ARNs for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to ARNs to become subject to withholding tax, we will withhold tax at the applicable statutory rate. Additionally, as discussed above, the IRS has indicated that it is considering whether income in respect of instruments such as ARNs should be subject to withholding tax. Prospective non-U.S. holders of ARNs should consult their own tax advisors in this regard.

The gross estate of a non-U.S. holder domiciled outside the United States includes only property situated in the United States.  ARNs may be subject to U.S. federal estate tax if an individual non-U.S. holder holds ARNs at the time of his or her death.  Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding ARNs at death.

Additional Information for Investors

For information regarding the applicability of FATCA to ARNs, please see the discussion under “Material Income Tax Consequences—United States Taxation—FATCA Withholding” in the accompanying prospectus.